As filed with the Securities and Exchange Commission on July 22, 2026

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________________

FORM F-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

_________________________

DEFSEC TECHNOLOGIES INC.
(Exact Name of Registrant as Specified in Its Charter)

British Columbia	3080	98-1650180
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

80 Hines Rd, Suite 300, Ottawa,
Ontario, K2K 2T8
 (613) 241-1849

(Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

C T Corporation System
1015 15th Street N.W., Suite 1000
Washington, DC 20005
(202) 572-3133

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

 Copies of communications to:

Richard Raymer

Nicholas Arruda

Dorsey & Whitney LLP

Toronto-Dominion Centre

66 Wellington St West, Suite 3400

Toronto, ON M5K 1E6, Canada

(416) 367-7370

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act. Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.† ☐

† The term "new or revised financial accounting standard" refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the United States Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

_________________________

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 22, 2026

PROSPECTUS

Up to 723,481 Common Shares

DEFSEC Technologies Inc.

_________________________

This Prospectus relates to the offer and sale of up to 723,481 common shares (the "Common Shares") of DEFSEC Technologies Inc. (the "Company") underlying certain investor warrants (the "Investor Warrants") and placement agent's warrants (the "Placement Agent's Warrants" and together with the Investor Warrants, the "Warrants") held by the selling securityholders named herein (the "Selling Securityholders"). The Investor Warrants were sold by the Company in a brokered private placement (the "Private Placement") pursuant to a securities purchase agreement dated June 24, 2026 by and among the Company and certain of the Selling Securityholders and the Placement Agent's Warrants were issued to designees (or their assignees) of H.C. Wainwright & Co., LLC, our exclusive placement agent in connection with the Private Placement and concurrent Registered Direct Offering (as defined below).

The exercise price of the Investor Warrants and Placement Agent's Warrants is CAD$4.39 per share and CAD$4.675 per share, respectively. The Selling Securityholders, or its respective transferees, pledgees, assignees, donees or other successors-in-interest, may sell the Common Shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. Selling Securityholders may sell any, all or none of the securities offered by this Prospectus, and we do not know when or in what amount the Selling Securityholders may sell their Common Shares hereunder following the effective date of this registration statement. We have paid and will pay certain expenses associated with the registration of the Common Shares covered by this Prospectus. The Selling Securityholders and any broker-dealers or agents that are involved in selling the Common Shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. See "Plan of Distribution."

The Selling Securityholders are identified herein. No Common Shares are being registered hereunder for sale by us. We will not receive any proceeds from the sale of the Common Shares by the Selling Securityholders. All net proceeds from the sale of the Common Shares covered by this Prospectus will go to the respective Selling Securityholder. However, we may receive proceeds from the cash exercise of Warrants. See "Use of Proceeds."

Our Common Shares are listed for trading on: (i) the Nasdaq Capital Market (the "Nasdaq") under the stock symbol "DFSC"; (ii) the TSX Venture Exchange (the "TSXV") under the stock symbol "DFSC"; and (iii) the Frankfurt Stock Exchange under the stock symbol of "62U2".

On July 20, 2026, the closing price of our Common Shares on Nasdaq was $1.78 per Common Share.

We are an "emerging growth company" and a "smaller reporting company" under Rule 405 of the United States Securities Act of 1933, as amended (the "Securities Act"), and a "foreign private issuer" within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, as such, have elected to comply with certain reduced public company reporting requirements for this Prospectus and the documents incorporated by reference herein and in future filings. See, "Prospectus Summary - Implications of Being an Emerging Growth Company" and "Prospectus Summary - Foreign Private Issuer Status".

Our registered and head office is located at 2900 - 550 Burrard Street, Vancouver, British Columbia V6C 0A3 and our principal place of business is located at 80 Hines, Suite #300, Ottawa, Ontario, Canada, K2K 2T8. Our telephone number is (613) 241-1849.

Investing in these securities involves certain risks. See "Risk Factors" on page 14 of this Prospectus, as well as the risk factors incorporated by reference into this Prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

We have prepared this Prospectus in accordance with United States disclosure requirements. Our financial statements are prepared in accordance with IFRS® Accounting Standards as issued by the International Accounting Standards Board and thus may not be comparable to financial statements of United States companies.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is July 22, 2026

ABOUT THIS PROSPECTUS

This Prospectus is part of a registration statement on Form F-1 that we filed with the United States Securities and Exchange Commission (the "SEC"). You should read this Prospectus, including the documents incorporated by reference, and the related registration statement carefully. This Prospectus and registration statement contain important information you should consider when making your investment decision.

You should rely only on the information that we have provided in this Prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Prospectus, including the documents incorporated by reference, and any applicable prospectus supplement. You must not rely on any unauthorized information or representation. This Prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this Prospectus, including the documents incorporated by reference, and any applicable prospectus supplement is accurate only as of the date on the front of the document, regardless of the time of delivery of this Prospectus, any applicable prospectus supplement, or any sale of Common Shares.

Except as otherwise indicated, references in this Prospectus to "DEFSEC," "Company," "we," "us" and "our" refer to DEFSEC Technologies Inc. and its consolidated subsidiaries.

Enforceability of Civil Liabilities

We are incorporated under the laws of British Columbia. Some of our directors and officers, and the experts named in this Prospectus, are residents of Canada or otherwise reside outside of the United States, and all or a substantial portion of their assets, and all or a substantial portion of our assets, are located outside of the United States. We have appointed an agent for service of process in the United States, but it may be difficult for shareholders who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for shareholders who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the United States federal securities laws. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States. There can be no assurance that United States investors will be able to enforce against us, members of our Board of Directors (the "Board"), officers or certain experts named herein who are residents of Canada or other countries outside the United States, any judgments in civil and commercial matters, including judgments under the federal securities laws.

Financial Information and Currency

Unless otherwise indicated, all references in this Prospectus, and the documents incorporated by reference herein, to "dollars" or "CAD" or "$" are to Canadian dollars and all references to "USD" or "US$" are to United States dollars.

Exchange Rates

The following tables set forth the annual average exchange rates for the year ended September 30, 2025, September 30, 2024 and September 30, 2023, and the monthly average exchange rates for each month during the previous twelve months, as supplied by the Bank of Canada. These exchange rates are expressed as one United States dollar converted into Canadian dollars.

Period	Average
Year Ended September 30, 2025	1.3989
Year Ended September 30, 2024	1.3607
Year Ended September 30, 2023	1.3485

Month Ended	Average
June 30, 2026	1.4040
May 31, 2026	1.3723
April 30, 2026	1.3751
March 31, 2026	1.3717
February 28, 2026	1.3651
January 31, 2026	1.3778
December 31, 2025	1.3802
November 30, 2025	1.4055
October 31, 2025	1.3992
September 30, 2025	1.3833
August 31, 2025	1.3802
July 31, 2025	1.3691

The daily average exchange rate on July 20, 2026 as reported by the Bank of Canada for the conversion of USD into CAD was US$1.00 equals CAD$ 1.4054.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus and the documents incorporated by reference herein contain "forward-looking statements" and "forward-looking information" within the meaning of applicable Canadian and United States securities laws (together, "forward-looking statements"). Such forward-looking statements include, but are not limited to, information with respect to our objectives and our strategies to achieve these objectives, as well as statements with respect to our beliefs, plans, expectations, anticipations, estimates and intentions. These forward-looking statements may be identified by the use of terms and phrases such as "may", "would", "should", "could", "expect", "intend", "estimate", "anticipate", "plan", "foresee", "believe", or "continue", the negative of these terms and similar terminology, including references to assumptions, although not all forward-looking statements contain these terms and phrases. Forward-looking statements are provided for the purposes of assisting the reader in understanding us, our business, operations, prospects and risks at a point in time in the context of historical and possible future developments and therefore the reader is cautioned that such information may not be appropriate for other purposes.

Forward-looking statements relating to us include, among other things, statements relating to:

• our expectations regarding our business, financial condition, results of operations and future capital raises;

• the future state of the legislative and regulatory regimes, both domestic and foreign, in which we conduct business and/or may conduct business in the future;

• our expansion into domestic and international markets;

• our ability to attract customers and clients;

• our relationships with suppliers and the terms of our arrangements with them;

• our marketing and business plans and short-term objectives;

• our ability to obtain and retain the licenses and personnel we require to undertake our business;

• our ability to deliver under contracts with customers;

• anticipated revenue and related margin from professional service contracts with customers;

• our strategic or other important relationships with third parties;

• our anticipated trends and challenges in the markets in which we operate;

• governance of us as a public company;

• expectations regarding future developments of products and our ability to bring these products to market; and

• achievement of milestones for various product development initiatives.

Forward-looking statements are based upon a number of assumptions and are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those that are disclosed in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the following risk factors some of which are discussed in greater detail under the section "Risk Factors" in our Annual Report on Form 20-F for the year ended September 30, 2025, filed with the SEC on December 29, 2025 (the "Annual Report on Form 20-F"):

• limited operating history;

• failure to realize growth strategy;

• failure to complete transactions or realize anticipated benefits;

• reliance on key personnel;

• regulatory compliance;

• competition;

• changes in policy, laws, regulations, practices and guidelines;

• demand for our products and services;

• fluctuating prices of raw materials and third-party labour rates;

• pricing for products and services;

• ability to supply sufficient product and services;

• potential cancellation or loss of customer contracts if we are unable to meet contract performance requirements;

• potential cancellation or loss of customer contracts due to changes in customer requirements or other reasons;

• expansion to other jurisdictions;

• cost and complexity of sales or operations due to expansion to international markets;

• cost of redesign and retooling as a result of regulatory requirements or change;

• damage to our reputation;

• operating risk and insurance coverage;

• negative operating cash flow;

• management of growth and change;

• product liability or contractual liability to third parties including contingent liability;

• product recalls and warranty claims;

• environmental policy, regulations, compliance and related risks;

• ownership, use, protection and enforcement of intellectual property rights;

• shutdown or impairment of access to United States' government deployed geospatial software suite for real-time situational awareness ("TAK") impairing deployment and operation of certain of our products and services;

• constraints on marketing products and services;

• reliance on management and key personnel;

• fraudulent or illegal activity by our employees, suppliers, contractors and/or consultants;

• breaches of security at our facilities or in respect of electronic documents and data storage and risks related to breaches of applicable security and privacy laws;

• government regulations regarding public or employee health and safety regulations, including public health measures in the event of pandemics or epidemics;

• safety and security of personnel working within our facilities or at third party sites;

• regulatory or agency proceedings, investigations and/or audits;

• additional capital requirements to support our operations and growth plans, leading to further dilution to shareholders;

• the terms of additional capital raises;

• conflicts of interest;

• litigation and disputes;

• risks related to United States' policy and other international activities, including regional conflicts that may impact our operations;

• risks related to security clearances and controlled goods registrations and compliance;

• risks relating to the ownership of our securities, such as potential extreme volatility in the price of, or market for, our securities;

• risks related to our foreign private issuer status;

• risks related to our emerging growth company status;

• risks related to meeting the continued listing requirements of the Nasdaq and the TSXV;

• risks related to the liquidity of the Common Shares;

• significant changes or developments in United States trade policies and tariffs that may have a material adverse effect on our business and financial statements;

• risks related to Canadian and United States tariffs and trade agreements, including potential supply chain disruptions, required operational adjustments, increased complexity and costs and potential logistical disruptions;

• risks related specifically to United States tariffs on aluminum and steel;

• risks relating to prolonged United States' government shutdowns; and

• risks related to retaliatory tariffs imposed by Canada's government affecting potential foreign sales.

Although the forward-looking statements contained in this Prospectus and the documents incorporated by reference herein and therein are based upon what we believe are reasonable assumptions, investors are cautioned against placing undue reliance on this information since actual results may vary from the forward-looking statements. Certain assumptions were made in preparing the forward-looking statements concerning availability of capital resources, business performance, market and regulatory conditions,  availability of supplies and customer demand.

Consequently, all of the forward-looking statements contained in this Prospectus and the documents incorporated by reference herein and therein are qualified by the foregoing cautionary statements, and there can be no guarantee that the results or developments that we anticipate will be realized or, even if substantially realized, that they will have the expected consequences or effects on our business, financial condition or results of operation. Unless otherwise noted or the context otherwise indicates, the forward-looking statements contained in this Prospectus and the documents incorporated by reference herein and therein are provided as of the date hereof, thereof or the date of the document incorporated by reference, respectively, and we do not undertake to update or amend such forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by applicable law.

PROSPECTUS SUMMARY

This summary highlights selected information about us, this offering and selected information appearing elsewhere in this Prospectus and in the documents we incorporate by reference herein. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our securities. You should read this entire Prospectus, carefully, including the "Risk Factors" section beginning on page 14 of this Prospectus, the "Risk Factors" section of the Annual Report on Form 20-F, as may be amended, supplemented or superseded from time to time by other reports we file with the SEC, our financial statements and related notes thereto and the other documents incorporated by reference in this Prospectus.

Overview of the Company

DEFSEC is an early-stage technology company that develops and commercializes next-generation tactical systems and services for military and security forces and public safety markets.

Our product development has focused on three niche market segments as follows:

The following is a summary of our main product and service categories for each business line:

Less-Lethal	Digitization	Counter-Threat

PARA SHOTTM products:

Non-reciprocating devices:

• A single-shot device

• A five-shot device

• 12-gauge shotgun (planning stage; not yet industrialized)

Reciprocating devices

(Planning stage, not yet commercially available)

• Replica pistol

• AR style rifle

Cartridge

• Blunt / training

• Inert marking powder

• Irritant powder

ARWEN® products:

• Single shot 37mm launcher

• Multi-round 37mm launcher

• Baton blunt impact 37mm and 40mm

• 37mm chemical, irritant, and barricade-penetrating rounds

• PARA SHOT™ training adapter for ARWEN® Platform

Products:

• TASCS IFM

• TASCS Networked Observation and Reconnaissance System ("TASCS NORS")

• New T-SAS Tactical Surveillance and Sniper system ("T-SAS™")

Services:

• ATAK Centre of Excellence

• DEFSEC Lightning™ 2.0 SaaS for Critical Incident Management System

• Task-order based software services on long-term government defence contracts

Products: • Battlespace Laser Identification Sensor System ("BLISS™") • Phantom™ Electronic Warfare device

Our core mission is to protect and save lives. We group our offerings for commercialization purposes into Military and Public Safety missions.

DEFSEC's Public Safety offerings are comprised of:

• DEFSEC Lightning™:  A cloud-hosted software that enables rapid incident responses with quick onboarding for inter-agency collaboration and real-time encrypted communication (text, voice, photo/video).  It leverages the Company's military digitization technology experience to provide responders to any type of incident with instant onboarding to the mission and TAK-enabled real-time situational awareness SaaS.  "TAK-enabled" refers to integration with the TAK which is a United States government developed geospatial software suite providing real-time situational awareness for military, security and public safety teams.  The DEFSEC LightningTM 2.0, which was commercially released on May 6, 2026, is the next iteration of the Company's cloud-based platform using patent-pending technology to further develop the user experience including TAK and standard LightningTM features such as:

o Proprietary plug-in tools relevant to law enforcement, including GSAR, TAK enabled TSAS;

o Native Cloud-based Microsoft environment (MS Azure);

o Seamless integration and fusion of crucial real-time position location, imagery, and targeted time-sensitive emergency services data and information for effective and coordinated delivery of emergency services;

o Opt-in geo-fencing with unique call-out feature that enables rapid response to a critical incident, which ensures privacy for all users; and

o Supports stakeholders from EOC, ICP, Incident Commanders, and all first responders whether mobile or dismounted.

The Company is presently pursuing trials and pilots of the product as it continues to evolve the product throughout Fiscal 2026. One Canadian police agency subscribed ahead of full release, and the Company continues to demonstrate the system to other agencies it has relationships with.

• Less-Lethal Munitions Systems: DEFSEC proprietary less-lethal munitions systems including launchers and various payloads to bring dangerous incidents to a safe conclusion.

o PARA SHOT™, a next-generation system designed to be less-lethal.

o ARWEN® 37mm system, plus a new 40mm munition and new live action training adapters and marking cartridges in 37mm and 40mm for realistic scenario training leveraging the PARA SHOTTM Low Energy Cartridge ("LEC") technology.

DEFSEC's Dual Use and Military offerings are comprised of:

• Digitization services to enhance mission readiness and situational awareness for military forces including through task-order based software solutions;

• TASCS, TASCS IFM and TASCS NORS.  These are specialized, digitized and modular technology designed to enhance the effectiveness of indirect fire weapons such as mortars and rocket launchers.  These systems allow for enhanced precision, situational awareness and digitization of less intelligent legacy systems;

• T-SASTM solution enabling real-time situational awareness for tactical operators engaged in fast-paced front-line operations;

• DEFSEC LightningTM 2.0 SaaS, as described above, has a dual use for not only the public safety market but for military customers that use TAK, particularly the Canadian and United States militaries;

• The dual-use BLISSTM (an earlier version being named BLDS) providing real-time alerts on presence, location and type of laser threats, and enabling future capabilities such as automated threat classification and coordinated response will support both vehicle-mounted and personnel-worn applications; and

• PhantomTM Tactical Multi-Function EMSO system and Electronic Warfare device.  Development and patent applications have been paused as we determine the best method to bring this product to market.

Strategy

Our strategy is to pursue and win large task-order based software development and digitization defence contracts for multi-year revenue visibility with prime or large second tier defence contractors, with a particular focus on command and control situational awareness (including TAK) applications that can also be leveraged to address similar requirements in the Public Safety market. These efforts are complemented by activities relating to our proprietary ARWEN® and PARA SHOT™ less-lethal products, where it is possible to drive related sales with combined selling efforts and where the sales cycle is typically shorter than the more programmatic defence market.

Recent Developments

The following is a summary of major highlights that occurred during the year ended September 30, 2025:

• On October 1, 2024, we updated investors on the ramp-up of activity on our sub-contract to Thales Canada in support of the Canadian DND Land C4ISR series of contracts to modernize the Canadian Army's capabilities through advanced Land C4ISR systems program. DEFSEC was in various stages of completing its staffing with conditional offers accepted for all 16 positions on the program, representing an annualized revenue of approximately $3.3 million. The Company expects to continue to increase staffing, and related revenue, as future taskings are received. The Company's maximum potential workshare under the Land C4ISR and DSEF remains approximately CAD$48 million and $27 million for the initial contract periods of six and five years respectively.

• On October 10, 2024 we announced our plan to proceed with a consolidation of our outstanding Common Shares on the basis of ten (10) pre-consolidation shares for each one (1) post-consolidation share (the "2024 Reverse Split"). The Company believed that the 2024 Reverse Split was in the best interests of shareholders as it allowed the Company to ensure continued compliance with the Nasdaq minimum bid price requirements ("Minimum Bid Requirement").

• On October 21, 2024 we announced that, further to the Company's press release on October 10, 2024, the Company received approval of the TSXV for the 2024 Reverse Split.

• On October 23, 2024 we announced that our wholly-owned subsidiary, KWESST Inc., had entered into a receivables facility agreement with a US-based global financing company. The facility provides up to CAD$250,000 advanced at a rate of 2.5% for the first thirty days and 1% for each ten days thereafter until receipt of funds from the receivable payee and limited to a total of 20% of the value of the receivable funded. Funds are advanced at 80% up front of the face value of the receivable with a 20% fee deposit retained by the financing company until the amount funded is fully repaid, following which any balance remaining of the 20% fee deposit is returned to KWESST Inc. The agreement grants security against KWESST Inc.'s receivables and other assets for funds advanced by the financing company. The initial term is for 12 months and may be terminated within such a term by KWESST Inc., subject to the payment of an early termination fee of 3% of the total limit of the facility. In September 2025 this facility was not renewed by management and released.

• On October 23, 2024 we announced we had completed our plan to ramp up volume production of ARWEN cartridges, including the new 40mm baton round following successful characterization testing by a recognized ballistics laboratory. The ARWEN system is long-established in the law enforcement community and was designed as an alternative to lethal force for maintaining public order in the event of riots and civil unrest during protests and demonstrations. Historically, the Company has offered a 37mm cartridge that fires from its ARWEN launchers. In a move to expand the market for ARWEN branded products and to leverage the large installed base of third-party 40mm firing platforms, the Company announced and showcased a new 40mm baton cartridge at the annual SHOT Show in January 2024. Live fire demonstrations at the SHOT Show Range Day and other events since then have demonstrated the notable performance of the new 40mm baton cartridge.

• On November 1, 2024 we announced the closing of a public offering of 3,889,000 pre-funded warrants at a public offering price of US$0.094 per Common Share. The gross proceeds from the offering were approximately US$3,500,000, before deducting placement agent fees of US$0.0675 per Common Share (being an aggregate of US$262,508 or 7.5% of the public offering price of the securities) and estimated offering expenses were approximately US$300,000. In addition, the Company issued to the placement agent as compensation for its services 194,450 Common Share purchase warrants with an exercise price of US$23.625 per share.

• On November 11, 2024 we announced the issuance of a total of 5,669 Common Shares at a deemed price per Common Share of $17.64 per share, representing a 20% discount on the closing price of the Common Shares on the TSXV for settlement for reimbursement of business expenses incurred while representing the Company in an aggregate amount of $100,000 owed to a company controlled by Mr. David Luxton, Executive Chairman of the Company.

• On November 12, 2024 we announced the closing of a brokered private placement offering to an institutional accredited investor for aggregate gross proceeds of approximately CAD$3.4 million (the "November 2024 Offering"). As a part of the November 2024 Offering, the Company issued 4,145,200 pre-funded warrants to acquire one Common Share at a price of CAD$0.824 per pre-funded warrant, inclusive of the exercise price of CAD$0.021 per Common Share. Each pre-funded warrant was bundled with one Common Share purchase warrant of the Company. We also announced that the Company amended the terms of the outstanding pre-funded warrants issued on November 1, 2024, as part of the Company's best efforts public offering in the United States. The amendments revised the exercise price of the pre-funded warrant from USD$0.021 to CAD$0.0294, revised currency references from USD to CAD, and removed the ability for the holder to exercise the pre-funded warrant on a cashless basis. The foregoing amendments were agreed to by the holder of such pre-funded warrants pursuant to a pre-funded warrant amendment agreement.

• On November 13, 2024 we announced that we received a letter from Nasdaq, notifying the Company that it is eligible for an additional 180 calendar day period, or until May 12, 2025, to regain compliance with the Minimum Bid Requirement. The Company was first notified by Nasdaq of its failure to maintain the Minimum Bid Requirement on May 16, 2024, and was given until November 12, 2024, to regain compliance. The Company did not regain compliance with the Minimum Bid Requirement during the first 180 calendar day period.

• On November 13, 2024, in accordance with Nasdaq Listing Rule 5810(c)(3)(A), we were provided with an additional and final 180 calendar day period, or until May 12, 2025, to regain compliance with the Minimum Bid Requirement.

• In December 2024, the LEC royalty payment due April 2025, in the amount of $200,000 was paid early to DEFSEC in exchange for a $25,000 reduction resulting in a net payment of $175,000.

• On January 6, 2025, the Company announced the appointment of Mrs. Jennifer Welsh as CFO and Chief Compliance Officer of the Company, replacing Mr. Kris Denis, who transitioned to a new role within the DEFSEC finance team, reporting to Mrs. Welsh. The Company also announced the appointment of Mr. James Yersh as a director of the Company and Chair of the Audit Committee.

• On February 21, 2025, the Company announced the closing of a first tranche of the issuance and sale of a private placement of its securities to accredited and institutional investors for aggregate gross proceeds of approximately CAD$3.5 million (approximately US$2.5 million) (the "First Tranche"). As a part of the First Tranche, the Company issued 43,033 Common Shares and 2,884,179 pre-funded warrants in lieu thereof, no par value per share, at a price of CAD$19.488 (approximately US$13.86) per Common Share and $0.928 (US$0.66) per pre-funded warrant, inclusive of the exercise price of CAD$0.021 per Common Share. Each Common Share, was bundled with 21 Common Share purchase warrants of the Company and each pre-funded warrant was bundled with one Common Share purchase warrant. 21 Common Share purchase warrant entitles the holder to acquire one Common Share at an exercise price of CAD$24.36 (approximately US$17.157) per Common Share for a period of 60 months following the closing of the First Tranche, the warrants are immediately exercisable. As compensation for services rendered in the First Tranche, the Company paid to ThinkEquity a cash fee of CAD$263,636 which represents 7.5% of the aggregate gross proceeds of the First Tranche and issued to ThinkEquity or its designees 189,394 warrants to purchase an equivalent number of Common Shares which represents 5.0% of the Common Shares and pre-funded warrants sold in the First Tranche. The placement agent warrants were immediately exercisable and entitle the holder to acquire one Common Share at an exercise price of CAD$24.36 (approximately US$17.157) per Common Share for a period of 60 months following the closing of the First Tranche. Due to investor interest, the Company increased the size of the offering with a second tranche of a confirmed order totaling approximately CAD$140,606 (approximately US$100,000). In connection with the February 2025 Offering, the Company entered into placement agency agreements with ThinkEquity and securities purchase agreements and registration rights agreements with the selling securityholders thereto.

• On March 18, 2025, the Company announced that it has filed notice of a meeting of shareholders, a management information circular, and related documents to convene a special meeting of shareholders on March 31, 2025. The meeting was convened to seek shareholder approval of a resolution (the "2025 Consolidation Resolution"), authorizing, if deemed advisable by Board, the consolidation of the issued and outstanding Common Shares of the Company on the basis of one (1) share for a maximum of every twenty-five (25) Common Shares issued and outstanding.

• On March 28, 2025, the Company announced a strategic partnership with a contract manufacturer in the United States to bring elements of its production stateside under the signing of a non-binding memorandum of understanding dated March 27, 2025. The parties agreed to work towards a manufacturing agreement outlining the terms of a long-term contract manufacturing arrangement. We continue to work with the contract manufacturer on production of the 40mm ARWEN and PARA SHOTTM cartridges and plan to execute an agreement in early calendar year 2026.

• On April 1, 2025, the Company announced the results of its special meeting of shareholders. The 2025 Consolidation Resolution was approved by a majority of the votes cast by the holders of Common Shares, either present in person or represented by proxy.

• On April 21, 2025, the Company announced that, as authorized by the 2025 Consolidation Resolution, it will effect a consolidation of the Company's issued and outstanding common shares on the basis of twenty-one (21) pre-consolidation shares for each one (1) post-consolidation share (the "2025 Reverse Split"). The 2025 Reverse Split was effective at 12:01 a.m. Eastern Daylight Time April 23, 2025, on the Nasdaq and was effective at 12:01 a.m. Eastern Daylight Time on April 24, 2025, on the TSXV. While the Common Shares were expected to begin trading on the Nasdaq on a consolidated basis on or around April 23, 2025, due to the discrepancy in the effective date of the consolidation on both markets, trading in the securities of the Company was halted on April 23, 2025 and resumed trading on a consolidated basis on the Nasdaq and the TSXV at market open on April 24, 2025.

• On May 8, 2025, the Company announced that it received a notification letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC notifying the Company that it regained compliance with the Minimum Bid Requirement. The Notification Letter confirmed that the Company evidenced a closing bid price at or greater than the USD$1.00 per common share minimum requirement for 10 consecutive business days from April 24, 2025 to May 7, 2025. As a result, the listing matter was closed.

• On June 18, 2025, the Company announced receipt of a first order from a defense systems integrator for testing prototypes of its newest generation of the BLDS for a major North American armored vehicle program. On August 4, 2023, the Company delivered earlier versions of the BLDS technology to an overseas NATO country through a European defense integrator.

• On June 25, 2025, the Company announced that it changed its name to "DEFSEC Technologies Inc." at the opening of its expanded new facility at 80 Hines Road in Kanata North, Ottawa, Ontario. The change became official on June 30, 2025.

• On August 7, 2025, the Company announced the closing of a public offering of 759,879 Common Shares (or pre-funded warrants in lieu thereof), together with Common Share purchase warrants to purchase up to 759,879 Common Shares at a combined public offering price of CAD$8.955 per Common Share (or pre-funded warrant in lieu thereof) and accompanying Common Share purchase warrant, for gross proceeds of approximately CAD$6.8 million, before deducting placement agent fees and other offering expenses payable by the Company. The Common Share purchase warrants have an exercise price of CAD$10.52 per Common Share and expire five years following the date of issuance. The securities were offered pursuant to a registration statement on Form F-1 (File No. 333-288827), which was declared effective by the SEC on July 23, 2025. In connection with the offering, the Company paid a cash fee to the exclusive placement agent for the offering, in an amount of CAD$510,354 and issued to the placement agent or its designees 56,991 placement agent's warrants entitling the holder to acquire one Common Share for a period of five years from the commencement of sales of the offering at an exercise price of CAD$11.1938 per Common Share.

The following is a summary of major highlights that occurred subsequent to the year ended September 30, 2025:

• On October 29, 2025, the Company announced its continued ramp-up both of its Canadian Government Defence Programs: The Directorate Land Command Systems Program Management Software Engineering Facility ("DSEF") Professional Services program - the Canadian Army's central provider of Command and Control Specialty Applications in the areas of Indirect Fire Control software, Artillery Fire Control software, and Sniper Ballistics Control software development and support services and the Land C4ISR series of contracts to modernize the Canadian Army's capabilities through advanced land command, control, communications, computers, intelligence, surveillance and reconnaissance systems program under subcontract to Thales Canada. As of the date of the announcement, DEFSEC had fully staffed 24 personnel across the programs, with continued increase in accordance with the release of new taskings.

• On December 5, 2025, the Company announced momentum in its government services business and that it expects to add an additional 15 roles to the 24 roles previously disclosed in the Company's news release dated October 29, 2025, for a total of 39 roles staffed commencing in February 2026. The roles were staffed with a large part of the increase due to an expansion of work scope with the DSEF contract for digital modernization of the Canadian Armed Forces. The Company arranged to fast track the fulfillment of this new work scope requirement by subcontracting 13 of the additional 15 roles from ADGA Group Consultants Inc. Commencement of work in February 2026 is subject to customary administrative onboarding procedures. The Company has already received DSEF's statement of work and expects to complete onboarding procedures in time for the February start.

• On December 17, 2025, the Company announced a brokered private placement and that it concurrently entered into definitive securities purchase agreements for the purchase and sale of 566,040 Common Shares at a purchase price of CAD$3.64 (US$2.65) per Common Share in a registered direct offering, which closed on December 18, 2025. In a concurrent private placement, the Company issued unregistered warrants to purchase up to 566,040 Common Shares at an exercise price of CAD $4.27 per Common Share that were immediately exercisable upon issuance and expire five years following the date of issuance.  On February 10, 2026, the Common Shares underlying warrants were subsequently registered for resale with the SEC.

• On January 23, 2026, the Company announced that it appointed Niel Marotta as a member of the Board, effectively immediately, and that it filed an amended and restated notice of the annual and special meeting of shareholders, to be held on February 19, 2026, and a related amended and restated management information and form of proxy.

• On January 30, 2026, the Company announced that it voluntarily filed restated unaudited condensed consolidated interim financial statements for the three and nine months ended June 30, 2025 and 2024 (the "Restated Interim Financial Statements") and the related management's discussion and analysis of financial condition and results of operations for the three and nine months ended June 30, 2025 (the "Restated MD&A"). The Restated Interim Financial Statements were amended as a result of errors identified related to the initial measurement of right-of-use assets and lease liabilities associated with the Company's lease entered into in June 2025, as well as the recording of lease-related prepayments associated with the same lease. Changes were limited to the interim statements of financial position and related notes, with no change being made to the interim statements of net loss and comprehensive loss, the interim statements of changes in shareholders' equity or the interim statements of cash flows reported in the Restated Interim Financial Statements.

• On February 2, 2026, the Company announced that it appointed Elisabeth Preston as Senior Vice-President and Chief Legal Officer.

• On February 23, 2026, the Company announced that shareholders approved all resolutions at the annual and special meeting of shareholders, including: setting the number of Directors at seven; electing all nominees to the Board; appointing MNP LLP as auditor; and approving the Company's amended long term incentive plan.

• On February 23, 2026, Mr. Marotta replaced Mr. Fortin as a member of the audit committee.

• On March 31, 2026, the Company announced the launch of its Battlespace Laser Identification Sensor System (BLISS™), the next-generation capability in the Company's battlefield laser detection innovation path.

• On April 20, 2026, the Company announced that David Ibbetson, former General Manager of General Dynamics Mission Systems International, joined the Board. The Company also announced the departure of Paul Mangano from the Board.

• On April 29, 2026, the Company confirmed that it had shipped two new networked BLISS™ systems to the United States Army Yuma Test Center for test and evaluation.

• On May 6, 2026, the Company announced the commercial release of its Lightning™ real-time situational awareness system for faster, coordinated response within and across responder agencies during critical incidents.

• On May 13, 2026, the Company announced the commercial release of its ARWEN® 40mm baton ammunition, now in full-rate production, for use with third-party 40mm launchers.

• On June 24, 2026, the Company entered into definitive securities purchase agreements for the purchase and sale of 673,006 Common Shares at a purchase price of CAD$3.74 (US$2.63) per Common Share in the Registered Direct Offering. In the concurrent Private Placement, the Company issued the Investor Warrants to purchase up to 673,006 Common Shares at an exercise price of CAD$4.39 per Common Share that were immediately exercisable upon issuance and expire five years following the date of issuance and issued to the Placement Agent, or its designees, 50,475 Placement Agent's Warrants entitling the holders thereof to acquire one Common Share for a period of five years following the date of issuance at an exercise price of CAD$4.675 per Common Share. The closing of the offering occurred on June 26, 2026. See "Private Placement of Warrants".

Risk Factors

Our business is subject to a number of risks which you should be aware of before making an investment decision. You should carefully consider all of the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" in our Annual Report on Form 20-F in deciding whether to invest in our securities. These risks include but are not limited to the following:

• You may experience future dilution as a result of future equity offerings.

• We have limited operating experience as a publicly-traded company in the United States.

• We incur significantly increased costs and devote substantial management time as a result of operating as a United States public company.

• Global inflationary pressure may result in lower gross margins on our future product sales if we are unable to pass on the related increase in cost to our customers through an increase in the price of our products.

• We may incur higher costs or unavailability of components, materials and accessories.

• Our inability to comply with Nasdaq's or the TSXV's continued listing requirements could result in our Common Shares being delisted, which could affect the market price and liquidity of our securities and reduce our ability to raise capital.

• We are an "emerging growth company," and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our securities less attractive to investors.

• There can be no certainty that we will ever achieve, or sustain, profitability or positive cash flow from our operating activities.

• Our ability to generate substantial revenue growth, or to sustain any revenue growth that is achieved.

• Reliance on third-party suppliers may create risks related to our potential inability to obtain an adequate supply of components or materials and reduced control over pricing and timing of delivery of components and materials.

• Potential cancellation or loss of customer contracts if we are unable to meet contract performance requirements.

• We will be reliant on information technology systems and may be subject to damaging cyber-attacks.

• Protecting and defending against intellectual property claims may have a material adverse effect on our business.

• Our business is subject to certain risks inherent in international business, including regional conflicts that may impact our operations and may be beyond our control.

• Our directors, officers or members of management may have conflicts of interest and it may not be possible for foreign investors to enforce actions against us, and our directors and officers.

• Our insurance policies may be inadequate to fully protect us from material judgments and expenses.

• Our Common Shares may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Common Shares.

• We are subject to extensive government regulation in the United States for our products and may not be able to comply with changes in government policies and legislation.

• Rapidly changing technology and evolving industry standards could result in product obsolescence or short product life cycles.

• If we are unable to satisfy the requirements of Sarbanes-Oxley Act of 2002, as amended ("Sarbanes-Oxley") or our internal controls over financial reporting are not effective, the reliability of our financial statements may be questioned.

• We may lose foreign private issuer status in the future, which could result in additional costs and expenses.

• The liquidity of our Common Shares may be decreased as a result of the 2024 Reverse Split and the 2025 Reverse Split.

Implications of Being an Emerging Growth Company

As a company with less than USD$1.235 billion in revenue for our last fiscal year, we qualify as an "emerging growth company" pursuant to the Jumpstart Our Business Startups Act of 2012, as amended (the "JOBS Act"). An emerging growth company may take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. These provisions include:

• reduced executive compensation disclosure;

• exemptions from the requirement to hold a non-binding advisory vote on executive compensation, including golden parachute compensation; and

• an exemption from the auditor attestation requirement under Section 404 of Sarbanes-Oxley ("Section 404") in the assessment of the emerging growth company's internal control over financial reporting.

We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year during which we have total annual gross revenues of at least USD$1.235 billion; (b) the last day of our fiscal year following the fifth anniversary of our first sale of common equity securities pursuant to an effective registration statement under the Securities Act; (c) the date on which we have, during the preceding three-year period, issued more than USD$1.235 billion in non-convertible debt; or (d) the date on which we are deemed to be a "large accelerated filer" under the Exchange Act, which would occur if the market value of our Common Shares that are held by non-affiliates exceeds USD$700 million. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Foreign Private Issuer Status

We are a foreign private issuer within the meaning of the rules under the Exchange Act. As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

• we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

• for interim reporting, we are permitted to comply solely with our home country requirements, which may be less rigorous than the rules that apply to domestic public companies;

• we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

• we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

• we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

• we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any "short-swing" trading transaction.

Corporate Information

We are a corporation domiciled in Canada and were incorporated under the Business Corporations Act (British Columbia) on November 28, 2017. Our registered and head office is located at 2900 - 550 Burrard Street, Vancouver, British Columbia V6C 0A3 and our principal place of business is located at 80 Hines, Suite #300, Ottawa, Ontario, Canada, K2K 2T8. Our internet site is https://www.defsectec.com; our telephone number is (613) 241-1849.

The information contained on our website is not incorporated by reference into this Prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this Prospectus in deciding whether to purchase the Common Shares.

Our registered agent in the United States is C T Corporation System, located at 1015 15th Street N.W., Suite 1000 and its telephone number is (202) 572-3133.

THE OFFERING

Issuer	DEFSEC Technologies Inc.

Common Shares Offered by the Selling Securityholders	Up to 723,481 Common Shares.

Common Shares to be outstanding after this Offering(1)	3,390,113 Common Shares (assuming all Investor Warrants and Placement Agent's Warrants are exercised).

Symbol and Listing	Our Common Shares are listed for trading on: (i) Nasdaq under the stock symbol "DFSC"; (ii) the TSXV under the stock symbol "DFSC"; and (iii) the Frankfurt Stock Exchange under the stock symbol of "62U2".

Use of Proceeds	We will not receive any proceeds from the sale of the Common Shares by the Selling Securityholders. All proceeds from the sale of the Common Shares covered by this Prospectus will go to the Selling Securityholders. However, we may receive the proceeds from any exercise of Warrants if the holders do not exercise the Warrants on a cashless basis under certain circumstances. See "Use of Proceeds".

Risk Factors	Investing in our securities involves a high degree of risk. See "Risk Factors" in this Prospectus for a discussion of factors you should carefully consider before investing in our securities.

Notes:

(1)The number of Common Shares shown above to be outstanding after this offering is based on 2,666,632 Common Shares outstanding as of July 20, 2026, and excludes as of such date (US$ equivalent is based on a conversion rate of CAD$1.4054):

  20,855,982 warrants to purchase 2,595,057 Common Shares at a weighted average exercise price of $21.49 (US$15.29) per Common Share;
  151,734 pre-funded warrants to purchase 722 Common Shares at an exercise price of $0.30 (US$0.21) per Common Share; and
  152,379 Common Shares issuable upon the exercise of outstanding but unexercised stock options to purchase Common Shares, under our long-term performance incentive plan, as approved by our shareholders on February 19, 2026, at a weighted average exercise price of $9.65 (US$6.87) per Common Share.

RISK FACTORS

Investing in our securities involves risks. Before deciding whether to purchase our securities, you should carefully consider the risk factors incorporated by reference from our Annual Report on Form 20-F, under the heading "Item 3D. Risk Factors", any updates to those risk factors contained in our Current Reports on Form 6-K and the other information contained in this Prospectus or any applicable Prospectus, as updated by those subsequent filings with the SEC under the Exchange Act that are incorporated herein by reference. These risks could materially affect our business, results of operations and financial condition and could cause the value of our securities to decline in value, in which case you may lose all or part of your investment. For more information, see "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference."

Risks Relating to This Offering

The sale of a substantial amount of our Common Shares issuable upon exercise of the Warrants held by the Selling Securityholders in the public market could adversely affect the prevailing market price of our Common Shares.

We are registering for resale 723,481 Common Shares issuable upon exercise of: (a) 673,006 Investor Warrants; and (b) 50,475 Placement Agent's Warrants. Sales of substantial amounts of our Common Shares in the public market, or the perception that such sales might occur, could adversely affect the market price of our Common Shares. We cannot predict if and when the Selling Securityholders may sell such Common Shares in the public markets. Furthermore, in the future, we may issue additional Common Shares or other equity or debt securities convertible into Common Shares. Any such issuance could result in substantial dilution to our existing shareholders and could cause our stock price to decline.

Management will have broad discretion as to the use of the proceeds from the exercise of Warrants, if any, and may not use the proceeds effectively.

We may receive proceeds from the exercise of the Warrants to the extent that these Warrants are exercised for cash. The Warrants, however, are exercisable on a cashless basis under certain circumstances. If all of the Warrants were exercised for cash in full, the proceeds would be approximately CAD$3.2 million. Our management will have broad discretion as to the use of such proceeds. Accordingly, you will be relying on the judgment of our management with regard to the use of these proceeds, if any, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for our Company.

PRIVATE PLACEMENT OF WARRANTS

Registered Direct Offering

On June 26, 2026, we closed the Registered Direct Offering consisting of 673,006 Common Shares at an offering price of CAD$3.74 (US$2.63). H.C. Wainwright & Co., LLC acted as the exclusive placement agent for the Registered Direct Offering and received compensation in connection therewith. The gross proceeds to the Company from the offering were approximately CAD$2.5 million before deducting placement agent fees and other offering expenses payable by the Company.

Concurrent Private Placement

On June 26, 2026, pursuant to the Private Placement, concurrently with the closing of the Registered Direct Offering, we issued unregistered Investor Warrants to the purchasers of Common Shares in the Registered Direct Offering to purchase up to 673,006 Common Shares at an exercise price of CAD$4.39 per Common Share that were immediately exercisable upon issuance and expire five years following the date of issuance. H.C. Wainwright & Co., LLC acted as the sole placement agent for the concurrent Private Placement and received compensation in connection therewith.

Placement Agent's Warrants

We issued 50,475 Placement Agent's Warrants to H.C. Wainwright & Co., LLC (or its designees and certain of their assignees) to purchase 50,475 Common Shares, which represent 7.5% of the aggregate number of Common Shares sold in the Registered Direct Offering. The Placement Agent's Warrants have an exercise price of CAD$4.675 per Common Share (representing 125% of the purchase price of the Common Shares in the Registered Direct Offering), are immediately exercisable upon issuance, and expire five years from the commencement of the sales in the Registered Direct Offering.

The Warrants and the Common Shares underlying the Warrants were not registered under the Securities Act and were offered pursuant to the exemption provided under Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D thereunder. Accordingly, the investors may only sell Common Shares issued upon exercise of the Warrants pursuant to an effective registration statement under the Securities Act covering the resale of those shares, an exemption under Rule 144 under the Securities Act or another applicable exemption under the Securities Act.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Common Shares by the Selling Securityholders. All net proceeds from the sale of the Common Shares covered by this Prospectus will go to the respective Selling Securityholders. We expect that the Selling Securityholders will sell their Common Shares as described under "Plan of Distribution."

We may receive proceeds from the exercise of the Warrants to the extent that such Warrants are exercised for cash. The Warrants, however, are exercisable on a cashless basis under certain circumstances. If all of the Warrants were exercised for cash in full, the proceeds would be approximately CAD$3.2 million. We intend to use the net proceeds of such Warrant exercises, if any, for working capital requirements, general corporate purposes and the advancement of business objectives.

SELLING SECURITYHOLDERS

This Prospectus covers an aggregate of up to 723,481 Common Shares issuable upon exercise of the Warrants, which such Common Shares may be sold or otherwise disposed of by the Selling Securityholders. The term "Selling Securityholder" also includes any transferees, pledges, assignees, donees, or other successors-in-interest to the Selling Securityholders named in the table below. Except with respect to H.C. Wainwright & Co., LLC, which acted as the placement agent in connection with the Registered Direct Offering and concurrent Private Placement and other offerings we consummated, the Selling Securityholders have not had any material relationship with us within the past three years.

The below table is based on information supplied to us by the Selling Securityholders and beneficial ownership reports filed the with the SEC. Beneficial and percentage ownership is determined in accordance with the rules and regulations of the SEC, which is based on voting or investment power with respect to such shares, and this information does not necessarily indicate beneficial ownership for any other purpose. In accordance with SEC rules, in computing the number of shares beneficially owned by a Selling Securityholder, Common Shares subject to derivative securities held by that Selling Securityholder that are currently exercisable or convertible, or that will be exercisable or convertible within 60 days after July 9, 2026, are deemed outstanding for purposes of such Selling Securityholder, but not for any other Selling Securityholder. The Selling Securityholder's percentage ownership in the table below is based on 2,666,632 Common Shares outstanding as of July 9, 2026.

The table sets forth certain information with respect to each Selling Securityholder, including (a) the Common Shares beneficially owned by such Selling Securityholder prior to this offering, (b) the number of Common Shares being offered by such Selling Securityholder pursuant to this Prospectus and (c) such Selling Securityholder's beneficial ownership of our Common Shares after completion of this offering, assuming that all of the Common Shares covered by this Prospectus (but none of the other shares, if any, held by the Selling Securityholders) are sold to third parties in this offering.

The second column lists the total number of Common Shares beneficially owned by each Selling Securityholder, based on its ownership the Company's securities, including Common Shares beneficially owned prior to the Registered Direct Offering, Common Shares acquired in connection with the Registered Direct Offering, and Common Shares underlying Warrants acquired under the Private Placement, with the total number adjusted to account for beneficial ownership blockers limiting the amount of the Warrants that may be exercised for Common Shares (as described below).

The third column lists the percentage ownership of Common Shares beneficially owned, assuming the exercise of the Warrants, with the percentage adjusted to account for beneficial ownership blockers limiting the amount of Warrants that may be exercised for Common Shares (as described below).

The fourth column lists the Common Shares being offered under this Prospectus by the Selling Securityholders.

The fifth column assumes the sale of all of the Common Shares offered by the Selling Securityholders pursuant to this Prospectus and the sixth column lists the percentage ownership of Common Shares beneficially owned by the Selling Securityholders assuming the sale of all of the Common Shares offered by the Selling Securityholders pursuant to this Prospectus. The fifth and sixth columns assume that all of the Common Shares being registered by this Prospectus are resold by the Selling Securityholders to third parties.

Under the terms of the Investor Warrants and Placement Agent's Warrants, a Selling Securityholder may not exercise Warrants to the extent such exercise would cause such Selling Securityholder, together with its affiliates and attribution parties, to beneficially own a number of Common Shares which would exceed 4.99% of the Company's then outstanding Common Shares following such exercise, excluding for purposes of such determination Common Shares issuable upon exercise of such Warrants which have not been exercised.

The Selling Securityholders may sell all, some or none of their Common Shares covered by this Prospectus. We do not know the number of such Common Shares, if any, that will be offered for sale or otherwise disposed of by any of the Selling Securityholders. Furthermore, since the date on which we filed this Prospectus, the Selling Securityholders may have sold, transferred or disposed of Common Shares covered by this Prospectus in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution.".

Name of Selling Securityholders	Common Shares Beneficially Owned Before Offering			Common Shares to be Sold Pursuant to Offering	Common Shares Beneficially Owned After Offering(1)
	Number		Percentage		Number	Percentage

3i, LP	140,053	(2)	4.99%	132,700	147,023	4.99%

Armistice Capital Master Fund Ltd.	140,053	(3)	4.99%	266,160	154,032	4.99%

Lind Global Fund III LP	139,140	(4)	4.99%	160,077	147,547	4.99%

Intracoastal Capital LLC	140,053	(5)	4.99%	114,069	146,044	4.99%

Augustus Trading LLC	59,589	(6)	2.19%	32,367	27,222	1.00%

Noam Rubinstein	47,225	(7) (10)	1.74%	15,900	31,325	1.15%

Wilson Drive Holdings LLC	5,061	(8)	*	1,704	3,357	*

Charles Worthman	1,499	(9) (10)	*	504	995	*

* Less than 1 percent (1%).

(1) Assumes that all of the Common Shares being registered by this Prospectus are resold by the Selling Securityholders to third parties.

(2) The Common Shares shown to be beneficially owned before this offering consist of 140,053 Common Shares issuable upon exercise of the warrants beneficially owned by 3i.  The Common Shares shown to be beneficially owned before this offering exclude 537,155 Common Shares issuable upon exercise of warrants beneficially owned by 3i, because such warrants contain a blocker provision under which the holder thereof does not have the right to exercise the warrants to the extent (but only to the extent) that such exercise would result in beneficial ownership by the holder thereof, together with the holder's affiliates, and any other persons acting as a group together with the holder or any of the holder's affiliates, of more than 4.99% of the outstanding Common Shares.  3i Management LLC is the general partner of 3i, LP, and Maier Joshua Tarlow is the manager of 3i Management LLC. As such, Mr. Tarlow exercises sole voting and investment discretion over securities beneficially owned directly or indirectly by 3i, LP and 3i Management LLC.  Mr. Tarlow disclaims beneficial ownership of the securities beneficially owned directly by 3i, LP and indirectly by 3i Management LLC.  The business address of each of the aforementioned parties is 2 Wooster Street, 2nd Floor, New York, NY 10013.  We have been advised that none of Mr. Tarlow, 3i Management LLC, or 3i, LP is a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer.

(3) The Common Shares shown to be beneficially owned before this offering consist of  140,053 Common Shares issuable upon exercise of warrants beneficially owned by the Master Fund. The Common Shares shown to be beneficially owned before this offering excludes 328,548 Common Shares issuable upon exercise of warrants beneficially owned by the Master Fund. The securities are directly held by the Master Fund may be deemed to be beneficially owned by: (i) Armistice Capital, LLC ("Armistice Capital"), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital.  The warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation.  The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(4) The Common Shares shown to be beneficially owned before this offering consist of (i) 17,387 Common Shares beneficially owned by Lind Global Fund III LP ("Lind Global") issued at the closing of the Registered Direct Offering and (ii) 121,753 Common Shares issuable upon exercise of the Investor Warrants issued to Lind Global pursuant to the Private Placement. The Common Shares shown to be beneficially owned before this offering exclude 234,551 Common Shares issuable upon exercise of the Investor Warrants issued to Lind Global pursuant to the Private Placement, because such Investor Warrants contain a blocker provision under which the holder thereof does not have the right to exercise the Investor Warrants to the extent (but only to the extent) that such exercise would result in beneficial ownership by the holder thereof, together with the holder's affiliates, and any other persons acting as a group together with the holder or any of the holder's affiliates, of more than 4.99%  of the outstanding Common Shares.  Jeff Easton is the Managing Member of Lind Global Partners III LLC which is the general partner of Lind Global, and in such capacity has the right to vote and dispose of the securities held by Lind. Mr. Easton disclaims beneficial ownership over the securities listed except to the extent of his pecuniary interest therein.  The principal address of Lind Global is 444 Madison Ave, Floor 41, New York NY 10022.

(5) The Common Shares shown to be beneficially owned before this offering consist of 140,053 Common Shares issuable upon exercise of the warrants beneficially owned by Intracoastal Capital LLC ("Intracoastal").  The Common Shares shown to be beneficially owned before this offering exclude 152,276 Common Shares issuable upon exercise of warrants beneficially owned by Intracoastal.  The Investor Warrants contain a blocker provision under which the holder thereof does not have the right to exercise the warrants to the extent (but only to the extent) that such exercise would result in beneficial ownership by the holder thereof, together with the holder's affiliates, and any other persons acting as a group together with the holder or any of the holder's affiliates, of more than 4.99% of the outstanding Common Shares.  Mitchell P. Kopin ("Mr. Kopin") and Daniel B. Asher ("Mr. Asher"), each of whom are managers of Intracoastal, have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal.  As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of the securities reported herein that are held by Intracoastal.  The principal address of Intracoastal is 245 Palm Trail, Delray Beach, Florida, 33483.

(6) The Common Shares shown to be beneficially owned before this offering consist of 59,589 Common Shares that can be acquired upon exercise of the Placement Agent's Warrants. Orsium Capital LLC, the authorized agent to Augustus Trading LLC, has discretionary authority to vote and dispose of the securities held by Augustus Trading LLC and may be deemed to be the beneficial owner (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of these securities. Olivier Morali, in his capacity as managing member of Orsium Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Augustus Trading LLC. Orsium Capital LLC and Mr. Morali each disclaims any beneficial ownership of these securities. The business address of Augustus Trading LLC is 600 Lexington Avenue, 32nd floor, New York, NY 10022.

(7) The Common Shares shown to be beneficially owned before this offering consist of 47,225 Common Shares that can be acquired upon exercise of the Placement Agent's Warrants issued as compensation in connection with the Registered Direct Offering and concurrent Private Placement.

(8) The Common Shares shown to be beneficially owned before this offering consist of 5,061 Common Shares that can be acquired upon exercise of the Placement Agent's Warrants held by Wilson Drive Holdings LLC and 1,924 Common Shares that can be acquired upon exercise of other warrants held by Craig Schwabe. Craig Schwabe is the managing member of Wilson Drive Holdings LLC and has the power to vote and dispose the securities held. Neither Wilson Drive Holdings LLC nor Mr. Schwabe is a broker-dealer. Mr. Schwabe is affiliated with the following registered broker-dealers: H.C. Wainwright & Co., LLC, Rodman & Renshaw LLC and Stockblock Securities LLC. From time to time, one or more of these registered broker-dealers have acted, and may in the future act, as broker, advisor, placement agent, and/or underwriter to the Company. The securities were acquired in the ordinary course of business and, at the time the securities were acquired, the selling securityholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities. Mr. Schwabe has not held any position or office or has had any other material relationship with the Company (or its predecessors or affiliates) during the past three years.The business address of Wilson Drive Holding LLC is 600 Lexington Avenue, 32nd Floor, New York, NY 10022.

(9) The Common Shares shown to be beneficially owned before this offering consist of 1,499 Common Shares that can be acquired upon exercise of the Placement Agent's Warrants issued  as compensation in connection with the Registered Direct Offering and concurrent the Private Placement.

(10) The Selling Securityholder is affiliated with H.C. Wainwright & Co., LLC, a registered broker dealer with a business address of H.C. Wainwright & Co., LLC, 430 Park Ave, 3rd Floor, New York, NY 10022. The number of Common Shares beneficially owned are issuable upon exercise of Placement Agent's Warrants, which were issued as compensation in connection with our Registered Direct Offering and concurrent the Private Placement. The Selling Securityholder has sole voting and dispositive power over the securities held, acquired the Placement Agent's Warrants in the ordinary course of business and, at the time the Placement Agent's Warrants were acquired, the Selling Securityholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

PLAN OF DISTRIBUTION

Each Selling Securityholder of the securities and any of their transferees, pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on Nasdaq or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Securityholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales;
●	in transactions through broker-dealers that agree with the Selling Securityholders to sell a specified number of such securities at a stipulated price per security;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The Selling Securityholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this Prospectus.

Broker-dealers engaged by the Selling Securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Securityholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Securityholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this Prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

The Selling Securityholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Securityholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. The Company shall not be responsible for any of the Selling Securityholders' selling costs incurred pursuant to any available method provided hereunder for selling securities.

We agreed to keep this Prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Securityholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this Prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Shares by the Selling Securityholders or any other person. We will make copies of this Prospectus available to the Selling Securityholders and have informed them of the need to deliver a copy of this Prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Bennett Jones LLP, Toronto, Ontario, is acting as counsel to the Company regarding Canadian securities law matters and has provided an opinion on the validity of the securities being offered.

EXPERTS

The consolidated financial statements of DEFSEC as at and for the years ended September 30, 2025, and September 30, 2024, have been incorporated by reference herein in reliance upon the report of MNP LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of DEFSEC as at and for the year ended September 30, 2023, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The audit reports covering the September 30, 2025, September 30, 2024, and September 30, 2023 consolidated financial statements contain an explanatory paragraph that states the Company has incurred significant losses and negative cash flows from operations since inception that raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Province of British Columbia under the Business Corporations Act (British Columbia). Some of our directors and officers, and the experts named in this Prospectus, are residents of Canada or otherwise reside outside of the United States, and all or a substantial portion of their assets, and all or a substantial portion of our assets, are located outside of the United States. We have appointed an agent for service of process in the United States, but it may be difficult for shareholders who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for shareholders who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the United States federal securities laws. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States. There can be no assurance that United States investors will be able to enforce against us, members of our Board, officers or certain experts named herein who are residents of Canada or other countries outside the United States, any judgments in civil and commercial matters, including judgments under the federal securities laws.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the securities described in this Prospectus. This Prospectus constitutes a part of that registration statement, does not contain all of the information set forth in that registration statement and its exhibits. For further information with respect to us and our securities, you should consult the registration statement and its exhibits.

We are required to file with the securities commission or authority in each of the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island, and Newfoundland and Labrador¸ in Canada, annual and quarterly reports, material change reports and other information. In addition, we are subject to the informational requirements of the Exchange Act, and, in accordance with the Exchange Act, we also must file reports with, and furnish other information to, the SEC. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required to publish financial statements as promptly as United States companies. However, we file with the SEC an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and we submit to the SEC, on Form 6-K, unaudited quarterly financial information.

The SEC maintains an internet site (www.sec.gov/search-filings) that makes available reports and other information that we file or furnish electronically with it.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This Prospectus is part of the registration statement, but the registration statement includes and incorporates by reference additional information and exhibits. The SEC permits us to "incorporate by reference" the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this Prospectus. Information that is incorporated by reference is considered to be part of this Prospectus and you should read it with the same care that you read this Prospectus, and any subsequent Prospectus Supplement. Information that we file later with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this Prospectus, and will be considered to be a part of this Prospectus from the date those documents are filed.

The following documents filed by the Company are specifically incorporated by reference into, and form an integral part of, this Prospectus:

A. our Annual Report on Form 20-F for the fiscal year ended September 30, 2025 filed with the SEC on December 29, 2025;

B. the Current Reports on Form 6-K furnished to the SEC on January 22, 2026, January 27, 2026, February 2, 2026, February 13, 2026, May 14, 2026;

C. the description of our Common Shares contained in our Registration Statement on Form F-1 (File No. 333-266897), filed with the SEC on November 14, 2022; and

D. Any such documents which are filed on Form 40-F or Form 20-F, as applicable, with, or (if and to the extent expressly provided) furnished on Form 6-K to, the SEC after the date of this Prospectus and this Prospectus and the registration statement on Form F-1 and this Prospectus form part. In addition, the Company may incorporate by reference into the registration statement on Form F-1 to which this Prospectus relates other information from documents that the Company will file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act, if and to the extent expressly provided therein. The documents incorporated or deemed to be incorporated herein by reference contain meaningful and material information relating to the Company and readers should review all information contained in this Prospectus and the documents incorporated or deemed to be incorporated herein or therein by reference.

Any statements made in a document incorporated by reference in this Prospectus are deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement in this Prospectus or in any other subsequently filed document, which is also incorporated by reference, modifies or supersedes the statement. Any statement made in this Prospectus is deemed to be modified or superseded to the extent a statement in any subsequently filed document, which is incorporated by reference in this Prospectus, modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The information relating to us contained in this Prospectus should be read together with the information in the documents incorporated by reference. In addition, certain information, including financial information, contained in this Prospectus or incorporated by reference in this Prospectus should be read in conjunction with documents we have filed with the SEC.

We will provide to each person, including any beneficial holder, to whom a Prospectus is delivered, at no cost, upon written or oral request, a copy of any or all of the information that has been incorporated by reference in the Prospectus but not delivered with the Prospectus. Requests for documents should be by writing to or telephoning us at the following address: DEFSEC Technologies Inc., 80 Hines, Suite #300, Ottawa, Ontario, Canada, K2K 2T8, (613) 241-1849. Exhibits to these filings will not be sent unless those exhibits have been specifically incorporated by reference in such filings.

DEFSEC Technologies Inc.

Up to 723,481 Common Shares

_________________________

PROSPECTUS

JULY 22, 2026

_________________________

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Section 160 of the BCBCA authorizes companies to indemnify past and present directors, officers and certain other individuals for the liabilities incurred in connection with their services as such (including costs, expenses and settlement payments) in an eligible proceeding, unless such individual did not act honestly and in good faith with a view to the best interests of the company or, in the case of an eligible proceeding other than a civil proceeding, if such individual did not have reasonable grounds for believing his or her conduct in respect of which the proceeding was brought was lawful. In the case of a suit by or on behalf of the corporation or an associated corporation, a court must approve the indemnification.

Our Notice of Articles provide that we shall indemnify past and present directors against all eligible penalties to which such person is or may be liable, and we will, after the final disposition of an eligible proceeding, pay the expenses actually and reasonable incurred by such person in respect of that proceeding.

On February 25, 2022, we entered into agreements with our directors and certain officers (each an "Indemnitee" under such agreements) to indemnify the Indemnitee, to the fullest extent permitted by law and subject to certain limitations, against all liabilities, costs, charges and expenses reasonably incurred by an Indemnitee in an action or proceeding to which the Indemnitee was made a party by reason of the Indemnitee being an officer or director of (i) our company or (ii) an organization of which our company is a shareholder or creditor if the Indemnitee serves such organization at our request.

We maintain insurance policies relating to certain liabilities that our directors and officers may incur in such capacities.

Item 7. Recent sales of unregistered securities.

The following information relates to all securities issued or sold by us within the past three years and not registered under the Securities Act, adjusted for the Reverse Split. The issuances of securities described below were exempt from registration under the Securities Act in reliance on Regulation S promulgated under the Securities Act regarding sales by an issuer in offshore transactions, Regulation D under the Securities Act, Rule 701 under the Securities Act and/or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering

	Party	Principal Agent's Name	Principal Agent's Commission	Nature of Transaction	Security Type	Proceeds	Security or Exercise Price	Total Number of securities
Fiscal 2026
2026-06-26	Investors	H.C. Wainwright & Co., LLC	N/A	Private Placement	Warrant	N/A	CAD$4.39	673,006
2026-06-26	Investors	H.C. Wainwright & Co., LLC	N/A	Private Placement	Placement Agent's Warrant	N/A	CAD$4.675	50,475

	Party	Principal Agent's Name	Principal Agent's Commission	Nature of Transaction	Security Type	Proceeds	Security or Exercise Price	Total Number of securities
2025-12-17	Investors	H.C. Wainwright & Co., LLC	N/A	Private Placement	Warrant	N/A	CAD$4.27	566,040
2025-12-17	Investors	H.C. Wainwright & Co., LLC	N/A	Private Placement	Placement Agent's Warrant	N/A	CAD$4.55	42,453
Fiscal 2025
2025-02-24	Investors	ThinkEquity LLC	N/A	Private placement	Common Shares	USD $100,000	N/A	7,215
2025-02-24	Investors	ThinkEquity LLC	USD$7,500	Private placement	Warrant	N/A	USD$0.817	7,215
2025-02-24	Investors	ThinkEquity LLC	N/A	Private placement	Placement Agent's Warrant	N/A	USD$0.817	361
2025-02-21	Investors	ThinkEquity LLC	USD$187,500	Private placement	Common Shares	USD $596,442	N/A	43,033
2025-02-21	Investors	ThinkEquity LLC	N/A	Private placement	Warrant	N/A	USD$0.817	180,375
2025-02-21	Investors	ThinkEquity LLC	USD$187,500	Private placement	Pre-funded Warrant	USD $1,903,558	CAD$0.001	137,342
2025-02-21	Investors	ThinkEquity LLC	N/A	Private placement	Placement Agent's Warrant	N/A	USD$0.817	9,019
2024-11-12	Investors	ThinkEquity LLC	N/A	Private placement	Warrant	N/A	USD$0.74	197,390
2024-11-12	Investors	ThinkEquity LLC	USD$196,317	Private placement	Pre-funded Warrant	USD $2,453,958	USD$0.001	197,390
2024-11-12	Investors	ThinkEquity LLC	N/A	Private placement	Placement Agent's Warrant	N/A	USD$0.74	9,870
Fiscal 2024
2024-08-13	Investors	H.C. Wainwright & Co., LLC	USD $70,725	Private placement	Warrant	N/A	USD$2.50	22,452
2024-08-13	Investors	H.C. Wainwright & Co., LLC	USD $70,725	Private placement	Placement Agent's Warrant	N/A	USD$2.50	1,684
2024-01-10	Third Party Consultant	N/A	N/A	Non-cash tail obligation settlement	Common Shares	N/A	N/A	222
Fiscal 2023
2023-07-21	Investors	ThinkEquity LLC	USD $326,855	Private placement	Common Shares	USD $3,485,358	N/A	7,344

	Party	Principal Agent's Name	Principal Agent's Commission	Nature of Transaction	Security Type	Proceeds	Security or Exercise Price	Total Number of securities
2023-07-21	Investors	ThinkEquity LLC	N/A	Private placement	Warrant	N/A	USD$26.60	11,775
2023-07-21	Investors	ThinkEquity LLC	USD $178,679	Private placement	Pre-funded Warrant	USD $2,103,038	USD$0.01	4,431
2023-07-21	Investors	ThinkEquity LLC	N/A	Private placement	Broker Warrants	N/A	USD$26.60	589

Additionally, we have also granted compensatory securities under our LTIP as follows:

  Fiscal 2026: 151,552 stock options granted on May 13, 2026 with an exercise price of $6.75.
  Fiscal 2025: No securities granted under our LTIP in Fiscal 2025.
  Fiscal 2024: No securities were granted under our LTIP in Fiscal 2024.
  Fiscal year ended September 30, 2023: 1,619 stock options with a weighted average exercise price of $543.90 each; nil RSUs, nil PSUs, and nil SARs.

For further details, refer to Financial Statements section of this registration statement.

Item 8. Exhibits and Financial Statement Schedules.

(a) The following documents are filed as part of this registration statement:

Exhibit No.	Description
3.1	Articles of Amendment, as updated September 4, 2020 (incorporated by reference to Exhibit 3.2 to the Company's Form F-1 filed with the SEC on September 16, 2022)
4.1	Form of Underwriter Warrant For U.S. IPO (incorporated by reference to Exhibit 4.1 to the Company's Form F-1 filed with the SEC on November 7, 2022)
4.2	Form of Warrant Agency Agreement for U.S. IPO Warrants (incorporated by reference to Exhibit 4.2 to the Company's Form F-1 filed with the SEC on November 7, 2022)
4.3	Form of U.S. IPO Warrant (incorporated by reference to Exhibit 4.3 to the Company's Form F-1 filed with the SEC on November 7, 2022)
4.4	Form of U.S. IPO Pre-funded Warrant (incorporated by reference to Exhibit 4.4 to the Company's Form F-1 filed with the SEC on November 7, 2022)
4.5	Form of Warrant Indenture for Canadian Warrants (incorporated by reference to Exhibit 4.5 to the Company's Form F-1 filed with the SEC on November 7, 2022)
4.6	Form of Warrant Certificate for Canadian Warrants (incorporated by reference to Exhibit 4.6 to the Company's Form F-1 filed with the SEC on November 7, 2022)
4.7	Form of Canadian Compensation Option Certificate (incorporated by reference to Exhibit 4.7 to the Company's Form F-1 filed with the SEC on November 7, 2022)
4.8	Common Share Purchase Warrant Indenture between DEFSEC Technologies Inc. (formerly KWESST Micro Systems Inc.) and TSX Trust Company, dated April 29, 2021 (incorporated by reference to Exhibit 10.7 to the Company's Form F-1 filed with the SEC on September 16, 2022)

4.9	First Supplemental Warrant Indenture between DEFSEC Technologies Inc. (formerly KWESST Micro Systems Inc.) and TSX Trust Company, dated August 25, 2021 (incorporated by reference to Exhibit 10.8 to the Company's Form F-1 filed with the SEC on September 16, 2022)
4.10	Form of Warrant dated August 9, 2024 (incorporated by reference to Exhibit 4.1 of the Company's Form 6-K, filed with the SEC on August 12, 2024)
4.11	Form of Placement Agent Warrant dated August 9, 2024 (incorporated by reference to Exhibit 4.2 of the Company's Form 6-K, filed with the SEC on August 12, 2024)
4.12	Form of Placement Agent Warrant dated October 28, 2024 (incorporated by reference to Exhibit 4.1 of the Company's Form F-1 filed with the SEC on October 28, 2024)
4.13	Form of Pre-funded Warrant dated October 28, 2024 (incorporated by reference to Exhibit 4.2 of the Company's Form F-1 filed with the SEC on October 28, 2024)
4.14	Form of Amended Pre-funded Warrant dated November 12, 2024 (incorporated by reference to Exhibit 4.20 of the Company's Form F-3 filed with the SEC on November 29, 2024)
4.15	Form of Pre-funded Warrant dated November 12, 2024 (incorporated by reference to Exhibit 4.21 of the Company's Form F-3 filed with the SEC on November 29, 2024)
4.16	Form of Warrant dated November 12, 2024 (incorporated by reference to Exhibit 4.22 of the Company's Form F-3 filed with the SEC on November 29, 2024)
4.17	Form of Placement Agent Warrant dated November 12, 2024 (incorporated by reference to Exhibit 4.23 of the Company's Form F-3 filed with the SEC on November 29, 2024)
4.18	Form of Pre-funded Warrant dated February 21, 2025 (incorporated by reference to Exhibit 4.24 of the Company's Form F-3 filed with the SEC on February 26, 2026)
4.19	Form of Warrant dated February 21, 2025 (incorporated by reference to Exhibit 4.25 of the Company's Form F-3 filed with the SEC on February 26, 2026)
4.20	Form of Placement Agent Warrant dated February 21, 2025 (incorporated by reference to Exhibit 4.26 of the Company's Form F-3 filed with the SEC on February 26, 2026)
4.21	Form of Warrant dated February 24, 2025 (incorporated by reference to Exhibit 4.27 of the Company's Form F-3 filed with the SEC on February 26, 2026)
4.22	Form of Placement Agent Warrant dated February 24, 2025 (incorporated by reference to Exhibit 4.28 of the Company's Form F-3 filed with the SEC on February 26, 2026)
4.23	Form of Warrant dated July 22, 2025 (incorporated by reference to Exhibit 4.2 to the Company's Form F-1 filed with the SEC on July 22, 2025)
4.24	Form of Pre-funded Warrant dated July 22, 2025 (incorporated by reference to Exhibit 4.3 to the Company's Form F-1 filed with the SEC on July 22, 2025)
4.25	Form of Placement Agent Warrant dated July 22, 2025 (incorporated by reference to Exhibit 4.1 to the Company's Form F-1 filed with the SEC on July 22, 2025)
4.26	Form of Warrant dated December 17, 2025 (incorporated by reference to Exhibit 4.1 to the Company's Form 6-K filed with the SEC on December 18, 2025)
4.27	Form of Placement Agent Warrant dated December 17, 2025 (incorporated by reference to Exhibit 4.2 to the Company's Form 6-K filed with the SEC on December 18, 2025)
4.28	Form of Warrant dated June 24, 2026 (incorporated by reference to Exhibit 4.1 to the Company's Form 6-K filed with the SEC on June 26, 2026)
4.29	Form of Placement Agent Warrant dated June 24, 2026 (incorporated by reference to Exhibit 4.2 to the Company's Form 6-K filed with the SEC on June 26, 2026)
5.1	Opinion of Bennett Jones LLP
9.1	Voting Agreement among DEFSEC Technologies Inc. (formerly KWESST Micro Systems Inc.), David Luxton, and Jeff MacLeod, dated September 14, 2020 (incorporated by reference to Exhibit 9.1 to the Company's Form F-1 filed with the SEC on September 16, 2022)

10.1	Long-Term Performance Incentive Plan, effective March 31, 2022 (incorporated by reference to Exhibit 10.9 to the Company's Form F-1 filed with the SEC on September 16, 2022) - need to include latest version as it was amended to increase Share Units
10.2	Professional Services Agreement among KWESST Inc., DEFSEC Corporation and David Luxton, dated October 1, 2019 (incorporated by reference to Exhibit 10.11 to the Company's Form F-1 filed with the SEC on September 16, 2022)
10.3	Amended and Restated Employment Contract between KWESST Inc. and Sean Homuth, dated November 27, 2023 (incorporated by reference to Exhibit 4.9 to the Company's Annual Report on Form 20-F filed with the SEC on January 22, 2024)
10.4	Form of Placement Agency Agreement between DEFSEC Technologies Inc. (formerly KWESST Micro Systems Inc.) and ThinkEquity LLC, dated July 18, 2023 (incorporated by reference to Exhibit 10.13 to the Company's Form F-1 filed with the SEC on August 2, 2023)
10.5†	Form of Securities Purchase Agreement dated July 18, 2023 between DEFSEC Technologies Inc. (formerly KWESST Micro Systems Inc.) and the Purchasers (incorporated by reference to Exhibit 10.14 to the Company's Form F-1 filed with the SEC on August 2, 2023)
10.6	Form of Registration Rights Agreement dated July 18, 2023 (incorporated by reference to Exhibit 10.15 to the Company's Form F-1 filed with the SEC on August 2, 2023)
10.7	Amended Employment Contract between KWESST Inc. and Harry Webster, dated May 5, 2025 (incorporated by reference to Exhibit 10.12 to the Company's Form F-1 filed with the SEC on July 22, 2025)
10.8	Employment Contract between KWESST Inc. and Jennifer Welsh, dated February 3, 2025 (incorporated by reference to Exhibit 10.13 to the Company's Form F-1 filed with the SEC on July 22, 2025)
10.9	Underwriting Agreement by and between DEFSEC Technologies Inc. (formerly KWESST Micro Systems Inc.) and ThinkEquity LLC, dated April 4, 2024 (incorporated by reference to Exhibit 10.1 to the Company's Form 6-K furnished with the SEC on April 8, 2024)
10.10†	Sub-Tier Subcontract Agreement by and between KWESST Inc. and Thales Canada Inc., dated June 7, 2024 (incorporated by reference to Exhibit 10.1 to the Company's Form 6-K furnished with the SEC on June 12, 2024)
10.11	Placement Agency Agreement by and between DEFSEC Technologies Inc. (formerly KWESST Micro Systems Inc.) and ThinkEquity LLC, dated June 12, 2024 (incorporated by reference to Exhibit 10.1 to the Company's Form 6-K furnished with the SEC on June 13, 2024)
10.12	Form of Securities Purchase Agreement between DEFSEC Technologies Inc. (formerly KWESST Micro Systems Inc.) and the Purchasers thereto dated August 9, 2024 (incorporated by reference to Exhibit 10.1 of the Company's Form 6-K, filed with the SEC on August 12, 2024)
10.13	Form of Placement Agency Agreement by and between DEFSEC Technologies Inc. (formerly KWESST Micro Systems Inc.) and ThinkEquity LLC, dated October 28, 2024 (incorporated by reference to Exhibit 1.1 of the Company's Form F-1 filed with the SEC on October 28, 2024)
10.14	Form of Securities Purchase Agreement between DEFSEC Technologies Inc. (formerly KWESST Micro Systems Inc.) and the Purchaser thereto dated November 12, 2024 (incorporated by reference to Exhibit 10.2 of the Company's Form F-3 filed with the SEC on November 29, 2024)

10.15	Form of Registration Rights Agreement between DEFSEC Technologies Inc. (formerly KWESST Micro Systems Inc.) and the Purchaser thereto dated November 12, 2024 (incorporated by reference to Exhibit 10.3 of the Company's Form F-3 filed with the SEC on November 29, 2024)
10.16	Form of Placement Agency Agreement between DEFSEC Technologies Inc. (formerly KWESST Micro Systems Inc.) and ThinkEquity LLC dated November 12, 2024 (incorporated by reference to Exhibit 10.4 of the Company's Form F-3 filed with the SEC on November 29, 2024)
10.17	Form of Securities Purchase Agreement between DEFSEC Technologies Inc. (formerly KWESST Micro Systems Inc.) and the Purchaser thereto dated February 21, 2025 (incorporated by reference to Exhibit 10.5 of the Company's Form F-3 filed with the SEC on February 26, 2025)
10.18	Form of Securities Purchase Agreement between DEFSEC Technologies Inc. (formerly KWESST Micro Systems Inc.) and the Purchaser thereto dated February 21, 2025 (incorporated by reference to Exhibit 10.5 of the Company's Form F-3 filed with the SEC on February 26, 2025)
10.19	Form of Registration Rights Agreement between DEFSEC Technologies Inc. (formerly KWESST Micro Systems Inc.) and the Purchaser thereto dated February 21, 2025 (incorporated by reference to Exhibit 10.6 of the Company's Form F-3 filed with the SEC on February 26, 2025)
10.20	Form of Placement Agency Agreement between DEFSEC Technologies Inc. (formerly KWESST Micro Systems Inc.) and ThinkEquity LLC dated February 21, 2025 (incorporated by reference to Exhibit 10.7 of the Company's Form F-3 filed with the SEC on February 26, 2025)
10.21	Form of Securities Purchase Agreement between DEFSEC Technologies Inc. (formerly KWESST Micro Systems Inc.) and the Purchaser thereto dated February 24, 2025 (incorporated by reference to Exhibit 10.8 of the Company's Form F-3 filed with the SEC on February 26, 2025)
10.22	Form of Registration Rights Agreement between DEFSEC Technologies Inc. (formerly KWESST Micro Systems Inc.) and the Purchaser thereto dated February 24, 2025 (incorporated by reference to Exhibit 10.9 of the Company's Form F-3 filed with the SEC on February 26, 2025)
10.23	Form of Placement Agency Agreement between DEFSEC Technologies Inc. (formerly KWESST Micro Systems Inc.) and ThinkEquity LLC dated February 24, 2025 (incorporated by reference to Exhibit 10.10 of the Company's Form F-3 filed with the SEC on February 26, 2025)
10.24†	Form of Securities Purchase Agreement between DEFSEC Technologies Inc. and the Purchaser thereto dated July 22, 2025 (incorporated by reference to Exhibit 10.29 to the Company's Form F-1 filed with the SEC on July 22, 2025)
10.25	Form of Securities Purchase Agreement between DEFSEC Technologies Inc. and the Purchasers thereto dated December 17, 2025 (incorporated by reference to Exhibit 10.1 to the Company's Form 6-K filed with the SEC on December 18, 2025)
10.26	Employment Contract between DEFSEC Technologies Inc. and Elisabeth Preston, effective February 2, 2026
10.27	Form of Securities Purchase Agreement between DEFSEC Technologies Inc. and the Purchasers thereto dated June 24, 2026 (incorporated by reference to Exhibit 10.1 to the Company's Form 6-K filed with the SEC on June 26, 2026)
21.1	List of Subsidiaries of DEFSEC Technologies Inc. (incorporated by reference to Exhibit 21.1 to the Company's Form F-1 filed with the SEC on September 16, 2022)
16.1	Letter from KPMG LLP Regarding Change in Certifying Accountant
23.1	Consent of KPMG LLP
23.2	Consent of MNP LLP
23.3	Consent of Bennett Jones LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page of this registration statement)
107	Filing Fee Table

†	Portions of this exhibit have been omitted in accordance with the rules of the SEC. DEFSEC Technologies Inc. agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

*	To be filed by amendment

Item 9. Undertakings.

The undersigned registrant hereby undertakes to provide to the placement agent at the closing specified in the placement agency agreement, certificates in such denominations and registered in such names as required by the placement agent to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement(or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) To file a post-effective amendment to the registration statement to include any financial statements required by "Item 8.A.of Form 20-F (17 CFR 249.220f)" at the start of any delayed offering or throughout a continuous offering;

(5) That, for the purpose of determining liability under the Securities Act to any purchaser: if the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

(6) For the purposes of determining liability under the Securities Act of 1933 to any purchaser in the initial distributions of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ottawa, Province of Ontario, on July 22, 2026.

DEFSEC TECHNOLOGIES INC.

By:	/s/ Jennifer Welsh
Name: Jennifer Welsh
Title: CFO and Chief Compliance Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sean Homuth and Jennifer Welsh as his true and lawful attorneys-in-fact, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and to sign a registration statement pursuant to Section 462(b) of the Securities Act, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Sean Homuth		July 22, 2026
Sean Homuth	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Jennifer Welsh		July 22, 2026
Jennifer Welsh	Chief Financial Officer and Chief Compliance Officer (Principal Financial and Accounting Officer)

/s/ David Luxton		July 22, 2026
David Luxton	Chairman and Director

/s/ Rick Hillier		July 22, 2026
Rick Hillier	Director

/s/ Paul Fortin		July 22, 2026
Paul Fortin	Director

/s/ David Ibbetson		July 22, 2026
David Ibbetson	Director

/s/ James Yersh		July 22, 2026
James Yersh	Director

/s/ Niel Marotta		July 22, 2026
Niel Marotta	Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of DEFSEC Technologies Inc., has signed this registration statement on July 22, 2026.

Puglisi & Associates
Authorized United States Representative

/s/ Donald J. Puglisi
Name:	Donald J Puglisi
Title:	Managing Director